Exhibit 23.03
CONSENT OF COUNSEL
     We hereby consent to all references to our firm under the captions “Federal Tax Aspects” and “Certain Legal Matters” in this Post-Effective Amendment No. 1 to Form S-1 Registration Statement (Reg. No. 333-136804), as filed with the United States Securities and Exchange Commission on or about June 19, 2007, and the related Prospectus of Quadriga Superfund, L.P.
/s/ Sidley Austin LLP
June 19, 2007